Exhibit 21.1
Applied Digital Solutions, Inc.
List of Subsidiaries

Country or State
Company Name	of Incorporation/Formation
Applied Digital Retail Limited f/k/a Transatlantic Software Corporation Limited	United Kingdom
Applied Digital Solutions Financial Corp.	New Hampshire
Applied Digital Solutions International Limited	United Kingdom
Arjang, Inc. f/k/a Applied Digital Retail, Inc. f/k/a STR, Inc.	Ohio
Bostek, Inc.	Massachusetts
Caledonian Venture Holdings Limited	United Kingdom
Computer Equity Corporation	Delaware
Daploma International A/S	Denmark
Daploma Polska	Poland
Digital Angel Chile, S.A.	Chilie
Digital Angel Corporation f/k/a Medical Advisory Systems, Inc.	Delaware
Digital Angel de Brazil Produtos de Information LTDA.	Brazil
Digital Angel Holdings, LLC	Minnesota
Digital Angel International, Inc.	Minnesota
Digital Angel Paraguay S.A.	Paraguay
Digital Angel Uruguay S.A.	Uruguay
Digital Angel S.A.	Argentina
Digital Angel Technology Corporation f/k/a Digital Angel Corporation f/k/a Digital Angel.net Inc.	Delaware
Digitag A/S	Denmark
DSD Holdings A/S	Denmark
Fearing Manufacturing Co., Inc.	Minnesota
Government Telecommunications, Inc.	Virginia
GT Acquisition Sub, Inc.	Minnesota
Information Technology Services, Inc.	New York
InfoTech USA, Inc. f/k/a Information Products Center, Inc.	New Jersey
InfoTech USA, Inc. f/k/a SysComm International Corporation	Delaware
Instantel Inc.	Canada
Intellesale, Inc. f/k/a Intellesale.com, Inc.	Delaware
Micro Components International Incorporated	Massachusetts
Pacific Decision Sciences Corporation	Delaware
Perimeter Acquisition Corp.	Delaware
Precision Point Corporation	Delaware
Signal Processors Limited	United Kingdom
Signature Industries Limited	United Kingdom

Thermo Life Energy Corp. f/k/a Advanced Power Solutions, Inc.	Delaware
TigerTel Communications Inc. successor by merger with TigerTel Telecommunications Corp. f/k/a	Canada
Timely Technology Corp.	California
VeriChip Corporation	Delaware
Xmark Corporation	Canada